Exhibit 4.3

BOND INVESTOR AGREEMENT

The following terms constitute a binding agreement (“Agreement”) between you, as an Investor (“Investor,” “you”) and Bequest Bonds I, Inc., a Delaware Corporation, and any subsidiary of Bequest Bonds I, Inc., (collectively “Bequest,” “we,” or “us”). This Agreement will govern all purchases of Bequest Bonds (the “Bonds”) that you may, from time to time, make from Bequest Bonds I, Inc. You agree to read this Agreement, the Offering Circular, and all documents provided for your information through the various platforms upon which the Bonds can be purchased (collectively, the “Site”) and to retain a copy of these documents for your records. By signing electronically below, you agree that you have read these documents and agree to the following terms, agree to transact business with us and receive communications relating to the Bonds electronically, and agree to have any dispute with us resolved by binding arbitration.

In consideration of the covenants, agreements, representations, and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	PURCHASE OF BONDS. Subject to the terms and conditions of this agreement, we will provide you with the opportunity to purchase Bonds through the Site. At the time you commit to purchase a Bond, you must have sufficient funds to complete the purchase, and you will not have access to those funds after you make a purchase commitment.

2.	ISSUANCE. Each time you purchase a Bond, it will be issued on the next closing date (on the last business day of each month). Upon receipt of your payment of the purchase price, your Bond will begin bearing interest at the start of the following calendar month.

3.	TERMS OF THE BONDS. Each Bond shall have the terms and conditions described in the Bond issued by Bequest Bonds I, Inc., which is available for you to review on the Site. The Bonds shall be issued by and fully recourse to Bequest Bonds I, Inc. You understand that you are NOT investing in, nor taking on direct financial risk of, any particular Bequest asset. The payments made by Bequest on your Bonds will be made to you regardless of whether any particular assets perform. Generally, no sale of Bonds may be made to you if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you should review the specific requirements contained in Rule 251(d)(2)(i)(C) of Regulation A promulgated under the Securities Act of 1933.

4.	YOUR COVENANTS AND ACKNOWLEDGEMENTS. You understand and acknowledge the following:

a.	The Bonds have not been registered under the United States Securities Act of 1933, or under the securities act of any other jurisdiction, nor is any such registration contemplated. The Bonds will be offered and sold under the exemption provided by section 3(b)(2) of the Securities Act of 1933 and Regulation A promulgated thereunder pursuant to a Form 1-A (the “Offering Circular”) filed with the U.S. Securities and Exchange Commission (“SEC”), available on the SEC’s EDGAR filings database at https://www.sec.gov, and other exemptions of similar import in the laws of the states and other jurisdictions where the offering will be made. Neither the SEC nor any state securities commission has passed upon the merits of or given its approval of any securities offered or the terms of the offering nor passed upon the accuracy or completeness of any offering circular or other selling literature. Any representation to the contrary is a criminal offense. The Bonds are being offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered thereunder are exempt from registration.

b.	INVESTMENT IN THE BONDS IS HIGHLY RISKY AND YOU MAY LOSE ALL YOUR INVESTMENT. THESE ARE SPECULATIVE SECURITIES. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. BEFORE PURCHASING A BOND, YOU SHOULD REVIEW THE RISK DISCLOSURES AND OTHER TERMS OF THE SECURITIES OFFERING AVAILABLE IN THE BEQUEST FORM 1-A OFFERING STATEMENT ON THE SEC’S EDGAR FILINGS DATABASE AT HTTP://WWW.SEC.GOV.

c.	THE BONDS DO NOT REPRESENT AN OWNERSHIP INTEREST IN ANY SPECIFIC BEQUEST ASSET, THEIR PROCEEDS, OR THEIR ASSETS. YOU UNDERSTAND THAT THE BONDS ARE OBLIGATIONS OF BEQUEST ONLY.

d.	YOU HAVE NO RIGHT, AND SHALL NOT, MAKE ANY ATTEMPT, DIRECTLY OR THROUGH ANY THIRD-PARTY, TO COLLECT FROM ANY BEQUEST ASSET. ALL AGREEMENTS AND OBLIGATIONS RELATING TO YOUR BONDS ARE BETWEEN YOU AND BEQUEST.

e.	YOU UNDERSTAND THAT BEQUEST HAS A LIMITED OPERATING HISTORY, AND, AS AN ONLINE COMPANY IN THE EARLY STAGES OF DEVELOPMENT, WE FACE INCREASED RISKS, UNCERTAINTIES, EXPENSES, AND DIFFICULTIES, WHICH COULD IMPACT YOUR INVESTMENT.

f.	PLEASE SEE THE BEQUEST FORM 1-A OFFERING STATEMENT AVAILABLE AT HTTP://WWW.SEC.GOV FOR A COMPLETE LIST OF RISK DISCLOSURES OF YOUR INVESTMENT.

g.	THE BONDS WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, NOR DO WE HAVE PLANS TO ESTABLISH ANY KIND OF TRADING PLATFORM TO ASSIST INVESTORS WHO WISH TO SELL THEIR BONDS. THERE IS NO PUBLIC MARKET FOR THE BONDS, AND NONE IS EXPECTED TO DEVELOP. BONDS MAY BE SUBJECT TO TRANSFER RESTRICTIONS. NO LIQUID MARKET FOR THE BONDS IS EXPECTED TO DEVELOP.

h.	THE BONDS WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

i.	WE WILL ISSUE THE BONDS ONLY IN ELECTRONIC FORM. INVESTORS WILL BE REQUIRED TO HOLD THEIR BONDS THROUGH BEQUEST’S ELECTRONIC BOND REGISTER.

j.	EACH BOND WILL MATURE ON THE MATURITY DATE, UNLESS BEQUEST EXERCISES ITS OPTION TO CALL THE BOND PRIOR TO ITS MATURITY DATE. IF AN INVESTOR REQUESTS REDEMPTION PRIOR TO THE MATURITY DATE, THEY WILL RECEIVE LESS THAN THE OUTSTANDING PRINCIPAL BALANCE OF THE BOND.

k.	IF THE SECURITY OF OUR INVESTORS’ CONFIDENTIAL INFORMATION STORAGE SYSTEMS IS BREACHED OR OTHERWISE SUBJECTED TO UNAUTHORIZED ACCESS, YOUR SECURE INFORMATION MAY BE STOLEN.

l.	THE BONDS WILL NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS.

You and Bequest agree that the Bonds are intended to be indebtedness of Bequest for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Bonds for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Bonds will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended. You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Bonds you purchase.

5.	YOUR ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES, AND COVENANTS.

a.	You represent and warrant (a) you will not investment more than 10% of your annual income or net worth (whichever is greater) as those terms are defined in Rule 251(d)(2)(i)(C) of Regulation A, (b) that you satisfy any additional minimum financial suitability standards applicable to the state in which you reside, and (c) that you covenant that you will abide by the maximum investment limits, as set forth below or as may be set forth on the Site. You agree to provide any additional documentation reasonably requested by us, as may be required by the securities administrators or regulators of the federal government or of any state, to confirm that you meet such minimum financial suitability standards and have satisfied any maximum investment limits. You understand that the Bonds will not be listed on any securities exchange, that there will be no trading platform for the Bonds, and that Bond purchasers should be prepared to hold the Bonds they purchase until the Bonds mature.

b.	You further represent and warrant to Bequest, as of the date of this Agreement and as of any date that you commit to purchase Bonds that: (i) you have the power to enter into and perform your obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by you; and (iii) in connection with this Agreement, you have complied in all material respects with application federal, state and local laws.

c.	You also acknowledge that (i) should you request to redeem an aggregate amount of funds from your account greater than $50,000.00 in any thirty day (30) period, Bequest may take up to thirty (30) days to process the payment and remit the funds back to your account, and (ii) that all funds in your account withdrawn prior to the maturity date may be subject to a processing fee. Bequest reserves the right to waive the processing fee at its discretion from time to time for any reason, e.g., anniversary of the investment, promotional periods for investing with Bequest, etc.

6.	BEQUEST REPRESENTATIONS AND WARRANTIES. Bequest represents and warrants to you, as of the date of this agreement and as of any date that you commit to purchase Bonds, that: (a) it is duly organized and validly existing as a corporation in good standing under the laws of Delaware and have corporate power to enter into and perform its obligations under this agreement; (b) this agreement has been duly authorized, executed, and delivered; (c) the Bonds have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication, and delivery to you, will constitute valid and binding obligations of Bequest Funds I, Inc., enforceable in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or other laws; (d) Bequest has complied in all material respects with applicable federal, state, and local laws in connection with the offer and sale of the Bonds; and (e) in connection with this Agreement, you have complied in all material respects with applicable federal, state and local laws.

7.	YOUR REPRESENTATIONS AND WARRANTIES. You represent and warrant to Bequest, as of the date of this Agreement and as of any date that you commit to purchase Bonds that (i) you have the power to enter into and perform your obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by you; and in connection with this Agreement, you have complied in all material respects with application federal, state and local laws.

8.	NO ADVISORY RELATIONSHIP. YOU ACKNOWLEDGE AND AGREE THAT THE PURCHASE AND SALE OF THE BONDS PURSUANT TO THIS AGREEMENT IS AN ARMS-LENGTH TRANSACTION BETWEEN YOU AND BEQUEST. IN CONNECTION WITH THE PURCHASE AND SALE OF THE BONDS, BEQUEST IS NOT ACTING AS YOUR AGENT OR FIDUCIARY. BEQUEST ASSUMES NO ADVISORY OR FIDUCIARY RESPONSIBILITY IN YOUR FAVOR IN CONNECTION WITH THE PURCHASE AND SALE OF THE BONDS. BEQUEST HAS NOT PROVIDED YOU WITH ANY LEGAL, ACCOUNTING, REGULATORY, OR TAX ADVICE WITH RESPECT TO THE BONDS. YOU HAVE CONSULTED YOUR OWN LEGAL, ACCOUNTING, REGULATORY, AND TAX ADVISORS TO THE EXTENT YOU HAVE DEEMED APPROPRIATE.

9.	LIMITATIONS ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE, OR LOCAL TAX LIABILITY OF THE OTHER.

10.	FURTHER ASSURANCES. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this agreement.

11.	CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES. Because Bequest operates only on the Internet, it is necessary for you to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to you or our rights, obligations, or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning disclosures.

Electronic Communications. Any Disclosures will be provided to you electronically through bqfunds.com either on our website or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and a paper copy will be sent to you.

Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, and hardware capable of running this software.

How to Contact Us regarding Electronic Disclosures. You can contact us via email using the IT Fintech investor portal where you created your investor account and send a secure message using the portal, or email bequestsupport@industryft.com or in writing to Bequest Funds I, Inc., 1255 N Gulfstream Ave, Suite 101, Sarasota FL 34236.

You will keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by updating your email address in your IT Fintech investor portal, or email bequestsupport@industryft.com or calling 941-957-9979. You also agree to update your registered residence address and telephone number in the IT Fintech investor portal web site if they change.

You will print a copy of this Agreement for your records. You agree and acknowledge that you can access, receive, and retain all Disclosures electronically sent via email or posted on the Site.

12.	NOTICES. All notices, requests, demands, required disclosures, and other communications to you from Bequest will be transmitted to you only by email to the email address you have registered on the site or will be posted on the site, and shall be deemed to have been duly given and effective upon transmission or posting. If your registered email address changes, you must notify Bequest promptly. You also agree to promptly update your registered residence/mailing address on the site if you change your residence. You shall send all notices or other communications required to be given hereunder to Bequest in writing to Bequest Funds I, Inc., 1255 N Gulfstream Ave, Suite 101, Sarasota, FL 34236. You may call Bequest at 941-957-9979, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.

13.	MISCELLANEOUS. We reserve the right to make changes to this agreement from time to time, and we will send or post electronic notice of such changes within ten days of the change(s). You understand and agree that these terms are subject to change.

The terms of this Agreement shall survive until the maturity of the Bonds purchased by you. The parties stipulate that there are no third-party beneficiaries to this Agreement. You may not assign, transfer, sublicense, or otherwise delegate your rights or responsibilities under this Agreement to any person without prior written consent from Bequest. Any such assignment, transfer, sublicense, or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of Florida without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by Bequest to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

14.	NOTICE OF DISPUTE RESOLUTION BY BINDING ARBITRATION AND CLASS ACTION/CLASS ARBITRATION WAIVER.

a.	IMPORTANT: PLEASE READ CAREFULLY. THE FOLLOWING PROVISION (“ARBITRATION PROVISION”) CONSTITUTES A BINDING AGREEMENT THAT LIMITS CERTAIN RIGHTS, INCLUDING YOUR RIGHT TO OBTAIN RELIEF OR DAMAGES THROUGH COURT ACTION OR AS A MEMBER OF A CLASS. THAT MEANS THAT, IN THE EVENT THAT YOU HAVE A COMPLAINT AGAINST BEQUEST THAT THE BEQUEST IS UNABLE TO RESOLVE TO YOUR SATISFACTION, YOU AND BEQUEST AGREE TO RESOLVE YOUR DISPUTE THROUGH BINDING ARBITRATION OR SMALL CLAIMS COURT, INSTEAD OF THROUGH COURTS OF GENERAL JURISDICTION OR THROUGH A CLASS ACTION. BY ENTERING INTO THIS AGREEMENT, YOU AND BEQUEST ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY AND TO PARTICIPATE IN ANY CLASS ACTION, EXCEPT IN CASES THAT INVOLVE PERSONAL INJURY.

b.	“Claim” shall mean any dispute or controversy arising out of or relating to this Agreement, your use of the Bequest and/or Byte Federal site, and/or the transactions, activities, or relationships that involve, lead to, or result from any of the foregoing, (except for cases pending in Small Claims Court as provided in Section 14(h) below, or claims for personal injury). Claims include, but not limited to breach of contract, fraud, misrepresentation, express or implied warranty, and equitable, injunctive, or declaratory relief, as well as claims relating to loan servicing, credit/collections, and securities matters, regardless of the originating source (common law, statute, constitution, regulation, etc.). Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise and include those brought by or against your assigns, heirs, or beneficiaries.

c.	Either party to this Agreement has the right to require binding arbitration as the sole and exclusive forum and remedy for resolution of a claim between you and Bequest. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”). The procedure shall be governed by the AAA Commercial Rules, and the parties stipulate that the law of the State of Florida applies, without regard to conflict-of-law principles. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to controlling law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. Arbitration shall take place in Palm Beach County, Florida, within the U.S. Southern District of Florida, or in such location as agreed upon by the parties.

d.	Absent agreement among the parties, the presiding arbitrator shall determine how to allocate the fees and costs of arbitration among the parties according to the administrator’s rules or in accordance with controlling law if contrary to those rules. Each party shall bear the expense of that party’s attorneys, experts, and witnesses, regardless of which party prevails in the arbitration, unless controlling law provides a right for the prevailing party to recover fees and costs from the other party. Notwithstanding the foregoing, if the arbitrator determines that your claim is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), we shall not be required to pay any fees or costs of the arbitration proceeding, and any previously paid fees or costs shall be reimbursed by you.

e.	If the amount in controversy exceeds $50,000, any party may appeal the arbitrator’s award to a three-arbitrator panel within 30 days of the final award. Additionally, in the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The three-arbitrator panel may consider all of the evidence and issue a new award, and the panel does not have to adopt or give any weight to the first arbitrator’s findings of fact or conclusion. This is called “de novo” review. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (FAA), and may be entered as a judgment in any court of competent jurisdiction.

f.	The parties agree that this Arbitration Provision is made pursuant to a transaction between you and Bequest that involves and affects interstate commerce and therefore shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by the law of the State of Florida, subject to the limitations set forth in this Agreement. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The parties also agree that the proceedings shall be confidential to protect intellectual property rights.

g.	IF YOU DO NOT AGREE TO THE TERMS OF THIS ARBITRATION AGREEMENT, YOU MAY OPT OUT OF THIS ARBITRATION PROVISION BY SENDING AN ARBITRATION OPT-OUT NOTICE TO Bequest Funds I, Inc., 2 N Tamiami Trail, Suite 101, Sarasota, FL 34236, THAT IS RECEIVED AT THIS ADDRESS WITHIN 30 DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THIS FORM. YOUR OPT-OUT NOTICE MUST CLEARLY STATE THAT YOU ARE REJECTING ARBITRATION; IDENTIFY THE AGREEMENT TO WHICH IT APPLIES BY DATE; PROVIDE YOUR NAME, ADDRESS, AND SOCIAL SECURITY NUMBER; AND BE SIGNED BY YOU. YOUR MAY CONVEY THE OPT-OUT NOTICE BY U.S. MAIL OR ANY PRIVATE MAIL CARRIER (E.G. FEDERAL EXPRESS, UNITED PARCEL SERVICE, DHL EXPRESS, ETC.), SO LONG AS IT IS RECEIVED AT THE ABOVE MAILING ADDRESS WITHIN 30 DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THE TERMS OF THIS AGREEMENT. IF THE NOTICE IS SENT BY A THIRD PARTY, SUCH THIRD PARTY MUST INCLUDE EVIDENCE OF HIS OR HER LEGAL AUTHORITY TO SUBMIT THE OPT-OUT NOTICE ON YOUR BEHALF. IF YOUR OPT-OUT NOTICE IS NOT RECEIVED WITHIN 30 DAYS, YOU WILL BE DEEMED TO HAVE ACCEPTED ALL TERMS OF THIS ARBITRATION AGREEMENT.

h.	Bequest agrees not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration.

i.	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Bond or any other promissory Bond(s) which you owe, or any amounts owed on such loans or Bonds, to any other person or entity. If any portion of this Arbitration Provision other than the prohibitions on class arbitration in Sections 14(a) and 14(h) is deemed invalid or unenforceable under any law or statute consistent with the FAA, it shall not invalidate the other provisions of this Arbitration Provision or this Agreement; if the prohibition on class arbitration is deemed invalid, however, then this entire Arbitration Agreement shall be null and void.

j.	THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, OR ANY OTHER AGREEMENTS RELATED THERETO.

15.	ENTIRE AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT, ALONG WITH THE FORM OF BOND AND SUBSCRIPTION AGREEMENT, REPRESENTS THE ENTIRE AGREEMENT BETWEEN YOU AND BEQUEST REGARDING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS COMMUNICATIONS, PROMISES AND PROPOSALS, WHETHER ORAL, WRITTEN OR ELECTRONIC, BETWEEN US.

16.	HEADINGS. ALL SECTION HEADINGS HEREIN ARE INSERTED FOR CONVENIENCE ONLY AND DO NOT MODIFY OR AFFECT THE MEANING, CONSTRUCTION, OR INTERPRETATION OF ANY OF THE PROVISIONS OF THIS AGREEMENT.

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